UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

PREMIER BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10805 Fallen Leaf Lane Port Richey, FL 34668
(Address of principal executive offices) (zip code)

(814) 786-8849 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Effective on September 28, 2012, we entered into employment agreements with our President and Chief Executive Officer, William A. Hartman (“Hartman”), and our Chairman of the Board of Directors and Chairman of the Scientific Advisory Board, Dr. Mitchell S. Felder (“Dr. Felder”).

Pursuant to the employment agreement with Hartman (the “Hartman Agreement”), Hartman will continue to perform the services of our President and Chief Executive Officer.  Hartman will be compensated in the amount of $150,000 per year for the duration of the Hartman Agreement.  Pursuant to the Hartman Agreement, Hartman has waived the salary and the accrual thereof in exchange for being issued a Common Stock Purchase Warrant as described below in Section 3.  The Hartman Agreement has a one-year term and provides for two (2) years of severance in the event Hartman is terminated due to death, disability or without cause.

Pursuant to the employment agreement with Dr. Felder (the “Dr. Felder Agreement”), Dr. Felder will continue to serve as the Chairman of the Board of Directors and as the Chairman of the Scientific Advisory Board.  Dr. Felder will be compensated in the amount of $150,000 per year for the duration of the Dr. Felder Agreement.  Pursuant to the Dr. Felder Agreement, Dr. Felder has waived the salary and the accrual thereof in exchange for being issued a Common Stock Purchase Warrant as described below in Section 3.  The Dr. Felder Agreement has a one (1) year term and provides for two (2) years of severance in the event Dr. Felder’s employment is terminated due to death, disability or without cause.

Section 3 – Securities and Trading Markets

Item 3.02   Unregistered Sales of Equity Securities.

On October 8, 2012, we issued warrants to each of the nine (9) members of our Board of Directors as compensation (the “Director Warrants”).  Each Director received warrants to purchase 50,000 shares of our common stock at an exercise price of $1.45, vesting in two (2) traunches, on January 15, 2013 and June 15, 2013, each with the condition that the individual is a member of our Board of Directors on such date.  The Director Warrants are dated and were approved by our Board of Directors on September 28, 2012.

On October 8, 2012, we issued warrants to each of the following six (6) executives as compensation (the “Executive Warrants”):  Hartman, Dr. Felder, Heidi H. Carl, Justin Felder, Richard T. Najarian and John S. Borza.  Hartman and Dr. Felder each received warrants to purchase 105,000 shares of our common stock at an exercise price of $1.45, vesting in two (2) traunches, on January 15, 2013 and June 15, 2013, each with the condition that our common stock reach a closing bid price of Three Dollars ($3.00) per share and remain at or above Three Dollars ($3.00) per share for thirty (30) consecutive trading days and that the individual is an employee of or rendering services to the Company on such date.  The other four (4) executives received warrants to purchase 70,000 shares of our common stock at an exercise price of $1.45, also vesting in two (2) traunches, on January 15, 2013 and June 15, 2013, each with the condition that our common stock reach a closing bid price of Three Dollars ($3.00) per share and remain at or above Three Dollars ($3.00) per share for thirty (30) consecutive trading days and that the individual is an employee of or rendering services to the Company on such date.  The Executive Warrants are dated and were approved by our Board of Directors on September 28, 2012.

On October 8, 2012, we issued warrants to Richard T. Najarian (“Najarian”) and John S. Borza (“Borza”), members of our Board of Directors, as compensation (the “Second Director Warrants”).  Both Najarian and Borza received warrants to purchase 1,000,000 shares of our common stock at an exercise price of $1.45, vesting immediately.  The Second Director Warrants are dated and were approved by our Board of Directors on October 1, 2012.

The issuance of the Director Warrants, Executive Warrants and the Second Director Warrants are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and all parties receiving warrants were accredited investors because they are members of our Board of Directors.

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2012, we entered into the Hartman and Dr. Felder Agreements as described above in Items 1.01 and 3.02.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

10.1	Employment Agreement with William A. Hartman, dated September 28, 2012.

10.2	Employment Agreement with Dr. Mitchell S. Felder, dated September 28, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

Dated: October 8, 2012	/s/ William A. Hartman
By: William A. Hartman
Its: President and Chief Executive Officer